Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Amendment No. 1 to Form 8-K of XTI Aerospace, Inc. of our report dated May 28, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of XTI Aircraft Company as of December 31, 2023 and 2022 and for the years then ended, which report appears in such Amendment No.1 to Form 8-K.

/s/ Marcum llp

Marcum llp

New York, NY

May 28, 2024